Exhibit 99.1
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Third Quarter Results

Third Quarter 2014 Highlights:

•	Excluding Special Items, earnings per diluted share (EPS) of $1.12 increased 8% compared to 2013

•	GAAP EPS of $0.47 decreased 52% compared to 2013 as a result of $0.65 in after-tax Special Items

•	Sales of $727 million increased 14.1% compared to 2013, with a core sales increase of 0.3%

•	Reducing EPS guidance to $4.40-$4.50, excluding Special Items (revised GAAP EPS guidance of $3.43-$3.53)

STAMFORD, CONNECTICUT - October 27, 2014 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2014 earnings of $0.47 per diluted share, compared to $0.97 per share in the third quarter of 2013. Third quarter 2014 results included Special Items of $38.7 million in after-tax charges, or $0.65 per share. Third quarter 2013 results included Special Items of $4.1 million in after-tax charges, or $0.07 per share. Excluding these Special Items in both years, third quarter 2014 earnings per diluted share increased 8% to $1.12, compared to $1.04 in the third quarter of 2013. (Please see the attached Non-GAAP Financial Measures table for additional details.)

Special Items in the third quarter of 2014 consisted of the following after-tax charges: $36.3 million, or $0.61 per share, reflecting an update to projected remediation costs for certain legacy environmental liabilities; $2.3 million, or $0.04 per share, related to previously disclosed repositioning activities; and $0.8 million, or $0.01 per share, related to the December 2013 acquisition of MEI. Special Items in the third quarter of 2014 also included a $0.7 million gain on a real estate divestiture, or $0.01 per share. Special Items in the third quarter of 2013 included transaction-related costs of $4.1 million, or $0.07 per share, related to the acquisition of MEI.

The Special Item related to environmental updates was comprised of two components. The Company extended its liability at its legacy Superfund Site in Goodyear, Arizona for certain site remediation and accrued costs through 2022, resulting in an increase of $31.9 million, after tax. In addition, the Company recorded a $4.4 million after tax charge related to its legacy site in Roseland, New Jersey, covering expected remediation costs through 2017.

Third quarter 2014 sales of $727.4 million increased $89.9 million, or 14.1%, compared to $637.5 million in the third quarter of 2013, resulting from a core sales increase of $1.6 million, or 0.3%; sales from acquisitions, net of divestitures, of $86.2 million, or 13.5%; and favorable foreign exchange of $2.1 million, or 0.3%.

Operating profit in the third quarter decreased 46.4% to $47.7 million, compared to $89.0 million in the third quarter of 2013. The decline in operating profit was a result of Special Items. Excluding Special Items, third quarter operating profit increased 17.6% to $108.0 million, compared to $91.9 million in the third quarter of 2013. (Please see the attached Non-GAAP Financial Measures table.)

“While overall margins were strong, third quarter results fell short of our expectations primarily as a result of lower core sales in our Fluid Handling business,” said Max Mitchell, Crane Co. President and Chief Executive Officer. “We were disappointed by lower sales of process valves following solid order momentum in the second quarter. At Aerospace & Electronics, margins were expected to be lower this year as a result of incremental investment spending related to new program wins. However, margins were also impacted in the quarter by lower defense related sales, as well as a product launch that incurred temporarily higher costs which are now largely behind us. These headwinds were partially offset by a strong quarter at Payment & Merchandising Technologies where higher sales, synergy realization, and productivity initiatives contributed to results. As a result of these factors, along with increasing global economic uncertainty, we are reducing our guidance range, excluding Special Items, to a range of $4.40-$4.50, from the prior range of $4.55-$4.75.” (Please see the attached Non-GAAP Financial Measures table.)

The Company also revised its 2014 earnings guidance on a GAAP basis to a range of $3.43-$3.53 per diluted share, from a range of $4.18-$4.38 per diluted share. The revision reflects the change to non-GAAP earnings guidance, as well as $0.61 per diluted share related to the environmental provision recorded during the third quarter.

Cash Flow and Other Financial Metrics
Cash provided by operating activities for the third quarter of 2014 was $68.2 million, compared to $80.5 million in the third quarter of 2013. Cash provided by operating activities for the nine months ended September 30, 2014 was $113.4 million, compared to $91.0 million in the nine months ended September 30, 2013. Capital expenditures in the third quarter of 2014 were $11.5 million, compared to $7.0 million in the third quarter of 2013. The Company’s cash position was $301.7 million at September 30, 2014, compared to $270.6 million at December 31, 2013. Total debt was $864.0 million at September 30, 2014, compared to $875.0 million at December 31, 2013.

Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2014 versus the third quarter 2013, excluding Special Items.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2014	2013

Sales	$314.5	$322.2	$(7.7)	-2.4%

Operating Profit	$48.1	$46.6	$1.5	3.3%
Operating Profit, before Special Items*	$49.3	$46.6	$2.7	5.8%

Profit Margin	15.3%	14.5%
Profit Margin, before Special Items*	15.7%	14.5%

*Excludes $1.2 million of repositioning charges in the third quarter of 2014
Third quarter 2014 sales decreased $7.7 million, or -2.4%, which included a core sales decline of $6.3 million, or -2.0%, and a $2.5 million, or -0.8%, impact from the second quarter divestiture of Crane Water. These headwinds were partially offset by favorable foreign exchange of $1.1 million, or 0.3%. The core sales decline was driven primarily by lower sales of process valves. Operating margin rose to 15.7%, up 120 basis points from last year, as continued productivity gains and lower pension expense offset lower volumes and unfavorable mix. Fluid Handling order backlog was $349.6 million at September 30, 2014; after adjusting for the impact of the divestiture, comparable backlog was $328.4 million at December 31, 2013 and $351.1 million at September 30, 2013.

Payment & Merchandising Technologies

	Third Quarter		Change
(dollars in millions)	2014	2013

Sales	$181.1	$83.6	$97.4	116.5%

Operating Profit	$25.1	$7.9	$17.3	219.4%
Operating Profit, before Special Items*	$27.1	$7.9	$19.2	244.0%

Profit Margin	13.9%	9.4%
Profit Margin, before Special Items*	15.0%	9.4%

* Excludes $1.9 million of transaction- and integration-related expenses in the third quarter of 2014
Segment sales of $181.1 million increased $97.4 million, or 116.5%, driven primarily by $88.6 million of sales related to the MEI transaction, core sales growth of $7.9 million, or 9.4%, and favorable foreign exchange of $0.9 million, or 1.1%. Operating profit increased to $27.1 million in the quarter, primarily reflecting the impact of the MEI acquisition.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2014	2013

Sales	$167.2	$169.8	$(2.6)	-1.5%

Operating Profit	$29.9	$38.1	$(8.2)	-21.6%
Operating Profit, before Special Items*	$32.1	$38.1	$(6.0)	-15.7%

Profit Margin	17.9%	22.4%
Profit Margin, before Special Items*	19.2%	22.4%

* Excludes $2.2 million of repositioning charges in the third quarter of 2014
Third quarter 2014 sales decreased $2.6 million, or -1.5%, reflecting a sales increase of $3.5 million, or 3.3%, in the Aerospace Group, and a sales decline of $6.2 million, or -9.8%, in the Electronics Group. Operating profit decreased $6.0 million, reflecting higher levels of engineering spending and other program investments supporting new product development activities, the impact of the lower sales in Electronics, and higher costs related to a product launch. Aerospace & Electronics order backlog was $404.8 million at September 30, 2014, compared to $361.3 million at December 31, 2013, and $381.8 million at September 30, 2013.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2014	2013
Sales	$64.7	$62.0	$2.8	4.5%
Operating Profit	$9.0	$10.8	$(1.8)	-16.3%
Profit Margin	14.0%	17.4%
Sales of $64.7 million were 4.5% higher than the third quarter of 2013, driven primarily by higher sales to recreational vehicle equipment manufacturers. Operating profit decreased 16.3% to $9.0 million, reflecting negative product mix and higher material costs.

Revising 2014 Earnings Guidance
The Company reduced its 2014 earnings per share guidance, excluding Special Items, to a range of $4.40-$4.50, from the prior range of $4.55-$4.75. Management now expects 2014 sales of approximately $2.95 billion, versus prior guidance of approximately $3.0 billion. The revised guidance reflects core sales growth of 0% to 1%, compared to the prior range of 1% to 3%. Full year 2014 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $200 to $230 million versus a prior range of $225 to $250 million. (Please see the attached Non-GAAP Financial Measures table.)

Additional Information
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 28, 2014 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)